Exhibit 99.1

PRESS RELEASE

US $

RESOLUTE REPORTS PRELIMINARY FOURTH QUARTER AND 2014 RESULTS

•	Q4 adjusted EBITDA of $106 million / $366 million in 2014

•	Excluding special items, net income of $0.38 per share in Q4 / $0.49 per share in 2014

•	Cash growth reduces net debt to $260 million; liquidity of $858 million

•	Closure costs and impairment charges contribute to GAAP net loss of $109 million in Q4 / $277 million in 2014

•	2014 sets new company record for safety

MONTREAL, CANADA, February 5, 2015 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended December 31, 2014, excluding special items, of $36 million, or $0.38 per share, an increase of $4 million, or $0.04 per share, from the same period in 2013. Sales were $1.1 billion in the quarter, down $95 million, or 8%, from the fourth quarter of 2013. GAAP net loss was $109 million, or $1.15 per share, compared to a net loss of $3 million, or $0.03 per share, in the fourth quarter of 2013. The company’s adjusted EBITDA was $106 million in the quarter, down $4 million from the fourth quarter of 2013.

For 2014, Resolute generated net income of $46 million, or $0.49 per share, excluding special items, down from net income, excluding special items, of $107 million, or $1.13 per share, in the previous year. Sales were $4.3 billion, down $203 million, or 5%, from 2013. GAAP net loss was $277 million, or $2.93 per share, compared to a net loss of $639 million, or $6.75 per share, in 2013, as the 2013 results were significantly affected by a $572 million non-cash income tax charge. The company’s adjusted EBITDA was $366 million in 2014, down $11 million from 2013.

“Our market pulp and wood products segments generated $221 million of EBITDA in 2014, a 30% improvement over 2013,” said Richard Garneau, president and chief executive officer. “Their strong performance helped us to deliver three solid consecutive quarters to finish the year with $366 million of adjusted EBITDA, even as the abnormally cold winter of 2014 set us back by $55 million. We grew lumber shipments by 105 million board feet in 2014, and we’re on track to reach another three hundred million of annualized capacity in 2015 as we ramp-up our Ignace and Atikokan sawmills. We’re also making excellent progress on our continuous digester project at Calhoun, where we expect to start the ramp-up process in the fourth quarter; at capacity, we will have an additional 100,000 metric tons of market pulp available on an annualized basis. This world-class equipment will help to significantly lower the mill’s overall costs and improve the quality of its products.

“When compared to last quarter, the fourth quarter EBITDA essentially reflected lower paper manufacturing costs due to the weaker Canadian dollar, offset by price erosion – mainly newsprint – and seasonally lower volumes of wood products and specialty papers.

“Safety remains our first priority, and we all strive for zero injury. I’m proud to announce that in 2014 we beat the ambitious target we set for ourselves, achieving an Occupational Safety and Health Administration (or “OSHA”) incident rate of 0.83, even better than last year’s world-class rate of 1.02. This accomplishment reflects our employees’ focus, dedication and vigilance, for which they deserve our recognition.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

SEGMENT OPERATING INCOME VARIANCE AGAINST PRIOR PERIOD

Market Pulp

Operating income in the market pulp segment was $13 million in the fourth quarter, $8 million less than the third quarter. The average transaction price slipped by 1%, to $695 per metric ton, due mainly to lower average transaction prices for hardwood grades. Overall shipments were down just over 3%, or 12,000 metric tons, mostly because of a shipment delay at year-end. Finished goods inventory was unchanged, at 93,000 metric tons. The operating cost per unit (the “delivered cost”) rose by under 2%, mostly because of lower contribution from the Saint-Félicien, Québec, cogeneration facility in connection with the mill’s annual maintenance outage.

For 2014, operating income was $66 million, $24 million higher than in 2013. The average transaction price improved by $39 per metric ton, or 6%, reflecting stronger market prices for softwood and fluff grades, and, to a lesser extent, recycled grades. Shipments, however, were 200,000 metric tons lower, or 13%, because of more internal consumption – including Calhoun hardwood redirected to make paper grades higher up in the value chain – as well as a production slowback in recycled bleached kraft pulp and equipment failures. The delivered cost rose by 3% in the year, which is largely the result of absorbing fixed costs over fewer shipments. Finished goods inventory at year-end was 12,000 metric tons higher than at 2013 year-end.

Wood Products

The wood products segment generated operating income of $18 million in the quarter, $6 million lower than the record level set in the third quarter. Shipments were down by 32 million board feet, or 8%, reflecting seasonal construction activity. Finished goods inventory fell a further 6%. The average transaction price was $16 per thousand board feet lower, or 4%, reflecting a 2% drop in random length grades and 5% in stud grades and engineered wood products. The delivered cost fell by 1%, to $332 per thousand board feet.

The fourth quarter restart of the refurbished Ignace sawmill is going well, and the Thunder Bay, Ontario, pellet plant, operational since October, has already generated EBITDA, after only two months of operations. We continue to work to improve productivity to reach its production target.

Operating income was $69 million in 2014, $28 million higher than the previous year. Despite wood shortages affecting certain areas of Québec, lumber shipments rose by 105 million board feet in the year, or 7%, to 1,585 million board feet. This reflects the first stages of the company’s initiatives to grow capacity in line with the gradual recovery in U.S. housing starts, including the 2013 restart of the Maniwaki, Québec, sawmill and the replacement of the Comtois, Québec, sawline, as well as other capacity enhancement initiatives. Despite significant fluctuations in the last two years, the average transaction price in 2014 was essentially unchanged compared to 2013. The delivered cost fell by 4% year-over-year, which reflected the favorable effect of the weaker Canadian dollar, the absorption of fixed costs over higher shipment volume, and the recognition of additional tax credits in connection with infrastructure investments, despite higher log costs in the province of Québec due to the comprehensive modification of the forest tenure system, and also lower internal wood chip selling prices. Finished goods inventory was 5% lower at the end of 2014 compared to the end of 2013.

Newsprint

Operating income was $15 million in the newsprint segment this quarter, $10 million higher than the third quarter. Shipments were 13,000 metric tons higher, or 2%, representing higher domestic shipments, offset in part by lower export volumes. The ongoing challenges facing the global newsprint business – including the significant appreciation of the U.S. dollar against European and Latin American currencies, the rapid devaluation of the Russian ruble, as well as the accelerating pace of structural demand decline – pushed the average transaction price down by 2% in the quarter. The delivered cost fell by $27 per metric ton, or 5%, to $555 per metric ton, due to the favorable effect of the weaker Canadian dollar, seasonally lower power costs in the U.S. Southeast and higher contribution from the Thunder Bay cogeneration facility. In the third quarter, Thunder Bay was affected by a longer than expected annual outage and other power disruptions. The company also continued to reduce its finished goods inventory, down by 7% in the quarter.

Operating income was $23 million in 2014, compared to $40 million in 2013. Shipments were only 1% lower in the year, despite the 9% and 7% drop in North American and world demand. With domestic shipments up by 5% and international shipments down by 9%, Resolute’s domestic shipments represented 60% of total newsprint shipments. The average transaction price in 2014 was $25 lower than in 2013, a 4% reduction that highlights the challenges facing the global newsprint business. The delivered cost fell by $17 per metric ton, or 3%, from the prior year, to an average of $582 per metric ton, which in large measure reflected the favorable effect of the weaker Canadian dollar, offset in part by the unfavorable effect of the abnormally cold winter in the first quarter.

Specialty Papers

The specialty papers segment generated operating income of $4 million in the fourth quarter, $2 million lower than in the third quarter. The average transaction price was essentially unchanged. Shipments slipped by 4%, or 20,000 short tons, due to seasonally lower white paper sales and corresponding production downtime. The delivered cost in the quarter was $706 per short ton, essentially unchanged. It was favorably affected by the weaker Canadian dollar and the elimination of fixed costs associated with the Laurentide mill in Shawinigan, Québec, which were offset by the absorption of fixed costs over the seasonally lower shipment volume. The finished goods inventory fell by 39,000 short tons, or 32%. The Laurentide mill was closed in mid-October; its competitiveness was mainly affected by the restart of a competitor’s mill at the end of 2012.

The segment generated an operating loss of $17 million during the year, compared to operating income of $35 million in 2013. Shipments were 59,000 short tons lower, or 3%, as a result of weather-related production disruptions, mechanical failures in Catawba, South Carolina, and lower production following the closure of the Fort Frances, Ontario, and Laurentide mills. The average transaction price was $29 per short ton lower, or 4%, most of which is due to the significant erosion in coated mechanical paper prices in the first nine months of the year due to the excess supply. The delivered cost was unchanged year-over-year. It was favorably affected by the lower Canadian dollar and reduced pension and other postretirement benefit (or “OPEB”) expenses, but offset by: higher freight costs; the impact of absorbing fixed costs over lower shipment volumes; and the effects of the abnormally cold winter in early 2014. Finished goods inventory at year-end was 13,000 short tons lower, or 14%, than at 2013 year-end.

CONSOLIDATED OPERATING INCOME VARIANCE AGAINST YEAR-AGO PERIOD

Quarterly

The company recorded an operating loss of $93 million in the fourth quarter, compared to operating income of $8 million in the year-ago period. Overall pricing fell because of a 5% drop in the average transaction price for newsprint and 3% for specialty papers, offset only in part by a 3% improvement in the average transaction price of market pulp. The overall volume was also lower, reflecting a 16% reduction in market pulp shipments, 6% in specialty papers and 3% in newsprint; wood products shipments were 3% higher. The lower pulp shipments reflect greater internal consumption, the production slowback in recycled bleached kraft pulp and a shipment delay at year-end.

Manufacturing costs were $12 million lower than the fourth quarter of 2013, due mainly to lower pension and OPEB expenses; the weaker Canadian dollar favorably affected results by $27 million. The company incurred $131 million of accelerated depreciation and other closure-related costs in the quarter, of which about $27 million are expected to be cash expenses. The closure costs related to the permanent newsprint capacity closures announced in the quarter for Iroquois Falls, Ontario, Baie-Comeau and Clermont, Québec. They also included the remaining portion of accelerated depreciation associated with the closure of the Laurentide specialty papers mill in mid-October. Finally, the Company also recorded a further $11 million write-down to its investment in Ponderay Newsprint Company, an unconsolidated partnership in which the company owns a 40% interest and acts as managing partner.

Annual

The company generated an operating loss of $174 million in 2014, compared to a loss of $2 million in 2013. Part of the increase in the loss was due to lower paper pricing and lower shipments of market pulp and specialty papers, which was only partly offset by the increase in the average transaction price for market pulp and the 7% increase in lumber shipments. The weaker Canadian dollar improved operating results by $98 million. Costs were essentially unchanged after removing the favorable effect of currency exchange and that of the lower overall volume, but this reflected a number of offsetting items, the most important of which included the significant costs in the first quarter as a result of the abnormally cold winter ($55 million), offset by lower start-up costs and pension and OPEB expenses (together, $62 million). In 2014, the company incurred $278 million of accelerated depreciation and other closure-related costs in connection with its asset optimization initiatives, including the closures announced or implemented at Iroquois Falls, Baie-Comeau, Clermont and Laurentide, as well as the permanent closure of a paper machine in Catawba in the second quarter.

CORPORATE & FINANCE

“Our cash position grew by $72 million in the quarter, bringing our net debt down to $260 million at year-end,” said Jo-Ann Longworth, senior vice president and chief financial officer. “After rising interest rates helped to reduce the net pension and OPEB liability on our balance sheet by nearly $700 million in 2013, interest rates shifted downward in 2014, finishing the year even below 2012 levels. But thanks to strong asset returns, the favorable currency impact and amendments to our OPEB plans, our balance sheet net pension and OPEB liabilities increased by $330 million this year, to $1.6 billion, compared to the $2.0 billion in 2012. This increase also includes the significant impact of longer life expectancy assumptions in both Canada and the U.S. Despite this increase in the liability, we expect our pension funding levels to come down by about $20 million in 2015 compared to 2014, to approximately $145 million, due to the impact of the weaker Canadian dollar. We are required, however, to amortize the increase in the liability starting this year, which will result in an increase of our pension and OPEB expense by approximately $55 million in 2015, which, given the volatility of interest rates, could reverse in subsequent years. Although the higher expense does not have a cash impact, it creates headwind for our EBITDA expectations in 2015.”

OUTLOOK

Mr. Garneau added: “There is no good time to close a mill for the communities and the people affected. Although our recent closure announcements have been difficult – half a million tons of newsprint capacity and 200,000 tons of specialty papers capacity – they immediately improve Resolute’s competitive position. By streamlining our production to adapt to changing market dynamics, we are able: to optimize assets by maximizing the utilization of our most cost-effective mills; and to reduce fixed costs and avoid a costly and inefficient rotating downtime strategy.

Looking to end-markets, prices for dimensional lumber trailed off toward the end of the year, but we remain cautiously optimistic in our outlook for 2015. Although demand for building products is particularly sensitive to macro-economic factors, we’ve seen sustained lumber demand despite the slow recovery in U.S. housing starts. We continue to believe that the wood products business is a great area in which to grow. We continue to believe in the global pulp market fundamentals, and the way we fit into it, particularly with our competitive assets, even as prices started to come off their recent highs. We expect the recent positive price momentum for coated and supercalender grades to carry into the first quarter, which otherwise tends to be a seasonal low. But newsprint continues to adjust to an accelerating pace of structural decline and currency-driven weakness in export markets. Finally, while it’s still early, so far this winter we’ve not seen a repeat of the same harsh conditions we experienced at this time last year, which caused a material increase in energy costs, production disruptions, equipment failures and distribution constraints. We also implemented a number of measures to reduce our exposure to these types of events.”

EARNINGS CONFERENCE CALL

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until February 20 by dialing (800) 585-8367, conference number 44476438.

DESCRIPTION OF SPECIAL ITEMS

Special items (in millions)	Fourth quarter 2014	Full year 2014	Fourth quarter 2013	Full year 2013
Foreign currency translation loss	$18	$32	$15	$24
Closure costs, impairment and other related charges	131	278	33	89
Inventory write-downs related to closures	7	17	6	11
Start-up costs	2	4	1	32
Net gain on disposition of assets	—	(2)	—	(2)
Net loss on extinguishment of debt	—	—	—	59
Transaction costs	—	—	1	6
Write-down of equity method investment	11	61	—	—
Other (income) expense, net	(4)	(10)	5	(21)
U.S. deferred income tax asset valuation allowance	—	—	(15)	604
Income tax effect of special items	(20)	(57)	(11)	(56)

Total	$145	$323	$35	$746

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives; business and operating outlook; future pension funding obligations; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in Part 1, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2013.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, specialty papers, market pulp and wood products. The company owns or operates some 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic.

Resolute is proud to be ranked by Corporate Knights as one of Canada’s Best 50 Corporate Citizens for 2014. In addition, the company and Richard Garneau, president and chief executive officer, have been named to Canada’s Clean50. And in January 2015, Resolute was awarded The New Economy magazine’s global Clean Tech Award for best forestry and paper solutions.

CONTACTS

Investors	Media and Others

Rémi G. Lalonde Vice President and Treasurer 514 394-2345 ir@resolutefp.com	Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Sales	$1,055	$1,150	$4,258	$4,461
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	791	874	3,240	3,446
Depreciation and amortization	59	61	243	243
Distribution costs	130	134	518	521
Selling, general and administrative expenses	37	40	155	166
Closure costs, impairment and other related charges (1)	131	33	278	89
Net gain on disposition of assets	—	—	(2)	(2)

Operating (loss) income	(93)	8	(174)	(2)

Other expense:
Interest expense	(12)	(12)	(47)	(51)
Other expense, net (2)	(25)	(20)	(83)	(62)

Loss before income taxes	(130)	(24)	(304)	(115)
Income tax benefit (provision)	22	22	30	(524)

Net loss including noncontrolling interests	(108)	(2)	(274)	(639)
Net income attributable to noncontrolling interests	(1)	(1)	(3)	—

Net loss attributable to Resolute Forest Products Inc.	$(109)	$(3)	$(277)	$(639)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(1.15)	$(0.03)	$(2.93)	$(6.75)
Diluted	(1.15)	(0.03)	(2.93)	(6.75)
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	94.7	94.5	94.6	94.7
Diluted	94.7	94.5	94.6	94.7

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$337	$322
Accounts receivable trade, net	449	536
Accounts receivable other	90	98
Inventories, net	542	529
Deferred income tax assets	70	32
Other current assets	46	45

Total current assets	1,534	1,562

Fixed assets, net	1,985	2,289
Amortizable intangible assets, net	62	66
Deferred income tax assets	1,219	1,266
Other assets	121	202

Total assets	$4,921	$5,385

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$518	$533
Current portion of long-term debt	1	2
Deferred income tax liabilities	—	32

Total current liabilities	519	567

Long-term debt, net of current portion	596	597
Pension and other postretirement benefit obligations	1,616	1,294
Deferred income tax liabilities	3	26
Other long-term liabilities	70	62

Total liabilities	2,804	2,546

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,754	3,751
Deficit	(869)	(592)
Accumulated other comprehensive loss	(718)	(271)
Treasury stock at cost	(61)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	2,106	2,827
Noncontrolling interests	11	12

Total equity	2,117	2,839

Total liabilities and equity	$4,921	$5,385

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss including noncontrolling interests	$(274)	$(639)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	6	7
Depreciation and amortization	243	243
Closure costs, impairment and other related charges	263	80
Inventory write-downs related to closures	17	11
Deferred income taxes	(36)	523
Net pension contributions and other postretirement benefit payments	(157)	(117)
Net gain on disposition of assets	(2)	(2)
Loss on translation of foreign currency denominated deferred income taxes	107	93
Gain on translation of foreign currency denominated pension and other postretirement benefit obligations	(82)	(88)
Gain on forgiveness of note payable	—	(12)
Net loss on extinguishment of debt	—	59
Write-down of equity method investment	61	—
Dividends received from equity method investees in excess of income	3	6
Changes in working capital:
Accounts receivable	106	62
Inventories	(31)	16
Other current assets	(3)	10
Accounts payable and accrued liabilities	(44)	(37)
Other, net	9	(9)

Net cash provided by operating activities	186	206

Cash flows from investing activities:
Cash invested in fixed assets	(193)	(161)
Cash received in monetization of timber notes	22	—
Disposition of assets	10	4
Proceeds from insurance settlements	—	4
Decrease in restricted cash	1	8
Decrease (increase) in deposit requirements for letters of credit, net	1	(2)
Other investing activities, net	(2)	(4)

Net cash used in investing activities	(161)	(151)

Cash flows from financing activities:
Issuance of long-term debt	—	594
Premium paid on extinguishment of debt	—	(84)
Payments of debt	(2)	(503)
Payments of financing and credit facility fees	(1)	(9)
Dividend to noncontrolling interest	(4)	(2)
Contribution of capital from noncontrolling interest	—	8

Net cash (used in) provided by financing activities	(7)	4

Effect of exchange rate changes on cash and cash equivalents	(3)	—

Net increase in cash and cash equivalents	15	59
Cash and cash equivalents:
Beginning of period	322	263

End of period	$337	$322

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three months ended December 31, 2014 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(93)	$(109)	$(1.15)
Adjustments for special items:
Foreign currency translation loss	—	18	0.19
Closure costs, impairment and other related charges	131	131	1.38
Inventory write-downs related to closures	7	7	0.07
Start-up costs	2	2	0.02
Write-down of equity method investment	—	11	0.12
Other income, net	—	(4)	(0.04)
Income tax effect of special items	—	(20)	(0.21)

GAAP as adjusted for special items	$47	$36	$0.38

Three months ended December 31, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$8	$(3)	$(0.03)
Adjustments for special items:
Foreign currency translation loss	—	15	0.16
Closure costs, impairment and other related charges	33	33	0.35
Inventory write-downs related to closures	6	6	0.06
Start-up costs	1	1	0.01
Transaction costs	1	1	0.01
Other expense, net	—	5	0.05
U.S. deferred income tax asset valuation allowance	—	(15)	(0.16)
Income tax effect of special items	—	(11)	(0.11)

GAAP as adjusted for special items	$49	$32	$0.34

Twelve months ended December 31, 2014 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(174)	$(277)	$(2.93)
Adjustments for special items:
Foreign currency translation loss	—	32	0.34
Closure costs, impairment and other related charges	278	278	2.94
Inventory write-downs related to closures	17	17	0.18
Start-up costs	4	4	0.04
Net gain on disposition of assets	(2)	(2)	(0.02)
Write-down of equity method investment	—	61	0.65
Other income, net	—	(10)	(0.11)
Income tax effect of special items	—	(57)	(0.60)

GAAP as adjusted for special items	$123	$46	$0.49

Twelve months ended December 31, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(2)	$(639)	$(6.75)
Adjustments for special items:
Foreign currency translation loss	—	24	0.25
Closure costs, impairment and other related charges	89	89	0.94
Inventory write-downs related to closures	11	11	0.12
Start-up costs	32	32	0.34
Net gain on disposition of assets	(2)	(2)	(0.02)
Net loss on extinguishment of debt	—	59	0.62
Transaction costs	6	6	0.06
Other income, net	—	(21)	(0.22)
U.S. deferred income tax asset valuation allowance	—	604	6.38
Income tax effect of special items	—	(56)	(0.59)

GAAP as adjusted for special items	$134	$107	$1.13

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below.

See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three months ended December 31, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$15	$4	$13	$18	$(158)	$(108)
Interest expense					12	12
Income tax benefit					(22)	(22)
Depreciation and amortization	17	18	14	9	1	59

EBITDA	32	22	27	27	(167)	(59)
Foreign currency translation loss					18	18
Closure costs, impairment and other related charges					131	131
Inventory write-downs related to closures					7	7
Start-up costs					2	2
Write-down of equity method investment					11	11
Other income, net					(4)	(4)

Adjusted EBITDA	$32	$22	$27	$27	$(2)	$106

Three months ended December 31, 2013 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$19	$11	$16	$9	$(57)	$(2)
Interest expense					12	12
Income tax benefit					(22)	(22)
Depreciation and amortization	19	20	13	9	—	61

EBITDA	38	31	29	18	(67)	49
Foreign currency translation loss					15	15
Closure costs, impairment and other related charges					33	33
Inventory write-downs related to closures					6	6
Start-up costs					1	1
Transaction costs					1	1
Other expense, net					5	5

Adjusted EBITDA	$38	$31	$29	$18	$(6)	$110

Twelve months ended December 31, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$23	$(17)	$66	$69	$(415)	$(274)
Interest expense					47	47
Income tax benefit					(30)	(30)
Depreciation and amortization	69	82	53	33	6	243

EBITDA	92	65	119	102	(392)	(14)
Foreign currency translation loss					32	32
Closure costs, impairment and other related charges					278	278
Inventory write-downs related to closures					17	17
Start-up costs					4	4
Net gain on disposition of assets					(2)	(2)
Write-down of equity method investment					61	61
Other income, net					(10)	(10)

Adjusted EBITDA	$92	$65	$119	$102	$(12)	$366

Twelve months ended December 31, 2013 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	$40	$35	$42	$41	$(797)	$(639)
Interest expense					51	51
Income tax provision					524	524
Depreciation and amortization	73	77	52	36	5	243

EBITDA	113	112	94	77	(217)	179
Foreign currency translation loss					24	24
Closure costs, impairment and other related charges					89	89
Inventory write-downs related to closures					11	11
Start-up costs					32	32
Net gain on disposition of assets					(2)	(2)
Net loss on extinguishment of debt					59	59
Transaction costs					6	6
Other income, net					(21)	(21)

Adjusted EBITDA	$113	$112	$94	$77	$(19)	$377

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three and twelve months ended December 31, 2014 and 2013 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Accelerated Depreciation	Pension Plan Curtailment (Gains) Losses	Severance and Other Costs	Total
Permanent closures:
Laurentide, Québec paper mill (1)
Fourth quarter	$—	$32	$(2)	$4	$34
Year	—	97	(2)	20	115
Paper mill in Iroquois Falls, Ontario (2)
Fourth quarter	—	57	6	17	80
Year	—	60	6	17	83
Paper machine in Catawba, South Carolina
Fourth quarter	—	—	—	—	—
Year	—	45	—	1	46
Pulp and paper mill in Fort Frances, Ontario
Fourth quarter	—	—	—	4	4
Year	—	—	—	12	12
Other
Fourth quarter	5	6	—	2	13
Year	14	6	—	2	22

Total
Fourth quarter 2014	$5	$95	$4	$27	$131
Year 2014	14	208	4	52	278

Fourth quarter 2013	$11	$6	$2	$14	$33
Year 2013	11	50	3	25	89

(1)	On October 13, 2014, we permanently closed our Laurentide paper mill, following the announcement made on September 2, 2014.

(2)	On December 22, 2014, we permanently closed our Iroquois Falls paper mill, following the announcement made on December 5, 2014.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

2.	Other expense, net for the three and twelve months ended December 31, 2014 and 2013 was comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited, in millions)	2014	2013	2014	2013
Foreign exchange loss	$(18)	$(15)	$(32)	$(24)
Write-down of equity method investment (1)	(11)	—	(61)	—
Net loss on extinguishment of debt	—	—	—	(59)
Gain on forgiveness of note payable	—	—	—	12
Gain on liquidation settlement	—	—	—	12
Miscellaneous income (expense)	4	(5)	10	(3)

	$(25)	$(20)	$(83)	$(62)

(1)	As a result of the continued deterioration of actual and projected cash flows in Ponderay Newsprint Company, a partnership in which we have a 40% interest, we recorded an other-than-temporary write-down of $11 million and $61 million for the three and twelve months ended December 31, 2014, respectively. The carrying value of the investment was reduced to fair value, which was determined using the discounted cash flow method.

3.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share (“EPS”), in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance, and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our Consolidated Statement of Operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and EPS. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items—is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

Net income (loss) adjusted for special items—is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, net loss on extinguishment of debt, write-down of equity method investment, other income (expense) and U.S. deferred income tax asset valuation allowance.

EPS adjusted for special items—is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

EBITDA by reportable segment—is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation and amortization. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation and amortization.

Adjusted EBITDA – is defined as EBITDA excluding the special items described above.